Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-116821) and related prospectus dated December 28, 2004, and the Registration Statements (Form S-8 No. 333-63638 and Form S-8 No. 333-104136) pertaining to The Princeton Review, Inc. 2000 Stock Incentive Plan and in the Registration Statement (Form S-8 No. 333-77016) pertaining to The Princeton Review, Inc. 401(k) Employee Savings Plan of our report dated March 22, 2005, with respect to the consolidated financial statements and schedules of The Princeton Review, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP
New York, New York
March 22, 2005